Exhibit 99

FOR IMMEDIATE RELEASE	Company Contact:
Chris Gay/Treasurer 308-255-2905 Joe Arterburn/Corporate Communications 308-255-1204 Cabela’s Incorporated

Investor/Media Contact: Integrated Corporate Relations 203-682-8200 Investor: Chad A. Jacobs/Brendon Frey Media: Mike Fox/Megan McDonnell

CABELA’S INC. REPORTS FIRST QUARTER RESULTS
-Q1 Total Revenue Increased 11.7% to a Record $350.6 Million-
-Q1 Total Direct Revenue Increased 11.4% -
-Company Reported Q1 Fully-Diluted EPS of $0.12, in line with First Call Estimate-
-Company Confirms that 2005 Store Openings are on Schedule-
-Company Reiterates Mid-teens Growth Rate Targets-

SIDNEY, Neb. (April 28, 2005) - Cabela’s Incorporated (NYSE: CAB), the World’s Foremost Outfitter® of hunting, fishing, and outdoor gear, today reported financial results for its first fiscal quarter ended April 2, 2005.

Total revenue for the first quarter of fiscal 2005 increased 11.7% to a record $350.6 million compared to $313.9 million for the same period last year. First quarter net income was $7.8 million, or $0.12 per diluted share, compared to $8.0 million, or $0.14 per diluted share for the same period a year ago. As a result of the Company’s recent public offering, weighted average diluted shares outstanding increased 12.7% to 66.3 million for the first quarter of fiscal 2005 compared to 58.8 million for the first quarter of fiscal 2004.

During the first quarter of fiscal 2005, direct revenue increased 11.4% to a record $229.4 million. Total retail revenue increased 7.4% to $97.2 million and same store sales decreased 6.3%, primarily due to the strong performance, during the first quarter of fiscal 2004, of the Company’s Hamburg, Pennsylvania retail store. The Hamburg, Pennsylvania store contributed 4.5% to the same store sales decline. Financial services revenue increased 39.3% to $22.9 million for the first quarter of fiscal 2005.

Dennis Highby, Cabela’s President and Chief Executive Officer commented, “Our financial results exceeded our internal expectations in terms of both revenue and profit during the first quarter. Our performance was highlighted by our second consecutive quarter of double digit revenue growth in our direct business, on a like calendar basis, underscoring the growing strength of the Cabela’s brand in the marketplace. We were also pleased with the continued success of our financial services segment. We remain confident about our future prospects as we expand our retail presence geographically and further build on our leadership position in the industry.”

“We expected operating margins in the first quarter to be under some pressure as we accelerated pre-opening costs and grew over the success of last year’s Hamburg store results,” Mr. Highby further commented. “We were able to mitigate some of the decline in operating margins in our direct and retail segments by leveraging our expenses for shared services and through the performance of our financial services segment. In fiscal 2005, with the benefit of four new stores expected to open and the continued success of our direct business, we expect to achieve or exceed our fiscal 2004 annual consolidated operating margin.

Mr. Highby continued, “During the quarter we also announced three additional new stores including Rogers, Minnesota, expected to open later this year, Gonzales, Louisiana, expected to open in 2006, and Reno, Nevada, expected to open in late 2006 or early 2007. All four of our stores scheduled to open in 2005 are currently on track. We expect to open at least eight new large-format destination retail stores over the next three years which will more than double our square footage and bring exposure to the Cabela’s lifestyle to a much larger audience.”

Mr. Highby concluded, “After an historic year for our Company, highlighted by our initial public offering and record sales and earnings, we are pleased that our momentum has continued into fiscal 2005. We continue to expect our revenues and profits for fiscal 2005 to grow at a mid-teens rate. Looking ahead, we believe that the compelling combination of our direct business, destination retail stores, and financial services segment further distinguishes us from our peers and provides multiple growth opportunities in the years ahead. We remain confident that our strategy will allow us to continue to capture key market share and further our status as the World’s Foremost Outfitter of hunting, fishing and outdoor gear.”

Finally, the Company would like to remind investors that it will be hosting its Annual Meeting of Stockholders on May 11, 2005, at the Holiday Inn in Sidney, Nebraska. A live webcast of the meeting will begin at 12:00 PM Eastern Time and can be accessed through the "Investor Relations" page of Cabela’s website at www.cabelas.com. Those interested in listening to the meeting should log on five minutes prior to the scheduled start time. An archived replay of the meeting will be available shortly after the live meeting.

Conference Call Information

A conference call to discuss first quarter fiscal 2005 operating results is scheduled for today (Thursday, April 28) at 4:30 PM Eastern Time. A webcast of the call will take place simultaneously and can be accessed by visiting the Investor Relations section of Cabela’s website at www.cabelas.com. A replay of the call will be archived on www.cabelas.com.

About Cabela’s Incorporated

Cabela’s Incorporated, headquartered in Sidney, Nebraska, is the nation’s largest direct marketer, and a leading specialty retailer, of hunting, fishing, camping and related outdoor merchandise. Since the Company’s founding in 1961, Cabela’s has grown to become one of the most well-known outdoor recreation brands in the United States, and has long been recognized as the World’s Foremost Outfitter®. Through Cabela’s well-established direct business and its growing number of destination retail stores, it offers a wide and distinctive selection of high quality outdoor products at competitive prices while providing superior customer service. Our multi-channel retail model - catalog, Internet and destination retail stores - strategically positions us to meet our customers’ ever-growing needs. We also issue the Cabela’s Club® VISA credit card through which we offer a related customer loyalty rewards program as a vehicle for strengthening our customer relationships.

CAUTIONARY STATEMENT FOR THE PURPOSE OF THE SAFE HARBOR PROVISIONS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release and the related webcast (other than historical information) contain "forward-looking statements" that are based on the Company’s beliefs, assumptions and expectations of future events, taking into account the information currently available to the Company. Forward-looking statements involve risks and uncertainties that may cause the Company’s actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition that the Company expresses or implies in any forward-looking statements. These risks and uncertainties include, but are not limited to: the ability to negotiate favorable lease and economic development arrangements; expansion into new markets; market saturation due to new destination retail store openings; the rate of growth of general and administrative expenses associated with building a strengthened corporate infrastructure to support the Company’s growth initiatives; increasing competition in the outdoor segment of the sporting goods industry; the cost of the Company’s products; supply and delivery interruptions; adverse weather conditions; fluctuations in operating results; adverse economic conditions; increased fuel prices; labor shortages or increased labor costs; changes in consumer preferences and demographic trends; increased government regulation; inadequate protection of the Company’s intellectual property; other factors that the Company may not have currently identified or quantified; and other risks, relevant factors and uncertainties identified in the “Factors Affecting Future Results” section of the Company's Form 10-K for the fiscal year ended January 1, 2005, which is available at the Company’s website at www.cabelas.com and the SEC’s website at www.sec.gov. The words "believe," "may," "should," "anticipate," "estimate," "expect," "intend," "objective," "seek," "plan," "will" and similar statements are intended to identify forward-looking statements. Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. The Company’s forward-looking statements speak only as of the date they are made. Other than as required by law, the Company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

CABELA'S INCORPORATED AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Dollar Amounts in Thousands) (Unaudited)
ASSETS	April 2, 2005	January 1, 2005

CURRENT ASSETS:
Cash and cash equivalents	$44,895	$248,184
Accounts receivable	30,501	33,524
Credit card loans held for sale	102,220	64,019
Credit card loans receivable, net of allowances	6,406	5,209
Inventories	348,278	313,002
Prepaid expenses and deferred catalog costs	35,333	31,294
Other current assets	37,946	33,255
Total current assets	605,579	728,487

PROPERTY AND EQUIPMENT, NET	354,674	294,141

OTHER ASSETS:
Marketable securities	153,768	145,587
Other	57,206	60,016
Total other assets	210,974	205,603

Total assets	$1,171,227	$1,228,231
LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$119,606	$100,826
Unpresented checks net of bank balance	13,272	34,653
Accrued expenses and other liabilities	35,281	50,264
Gift certificates and credit card reward points	90,687	97,242
Accrued employee compensation, benefits, and savings plan	26,012	54,925
Time deposits	53,752	48,953
Current maturities of long-term debt	28,654	28,327
Income taxes payable	30,361	38,551
Total current liabilities	397,625	453,741

LONG-TERM LIABILITIES	199,009	208,136

STOCKHOLDERS’ EQUITY	574,593	566,354

Total liabilities and stockholders’ equity	$1,171,227	$1,228,231

CABELA'S INCORPORATED AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (Dollar Amounts in Thousands Except Per Share and Share Amounts) (Unaudited)
	Three months ended
	April 2, 2005	April 3, 2004

REVENUES:
Merchandise sales	$326,595	$296,359
Financial services revenue	22,916	16,447
Other revenue	1,078	1,111
Total revenues	350,589	313,917

COST OF REVENUE:
Cost of merchandise sales	213,369	186,973
Cost of other revenue	(8)	1,702
Total cost of revenue (exclusive of depreciation and amortization)	213,361	188,675
Gross profit	137,228	125,242

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	126,205	112,539

OPERATING INCOME	11,023	12,703

OTHER INCOME (EXPENSE):
Interest income	434	114
Interest expense	(2,070)	(2,020)
Other income, net	2,673	1,580
	1,037	(326)
INCOME BEFORE PROVISION FOR INCOME TAXES	12,060	12,377
INCOME TAX EXPENSE	4,293	4,331
NET INCOME	$7,767	$8,046

EARNINGS PER SHARE:
Basic	$0.12	$0.14
Diluted	$0.12	$0.14

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	64,588,079	56,835,580
Diluted	66,296,472	58,840,662

CABELA’S INCORPORATED AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollar Amounts in Thousands) (Unaudited)
	Three Months Ended
	April 2, 2005	April 3, 2004

CASH FLOWS FROM OPERATING ACTIVITIES	$(124,476)	$(96,657)

CASH FLOWS FROM INVESTING ACTIVITIES	(53,554)	(9,024)

CASH FLOWS FROM FINANCING ACTIVITIES	(25,259)	(8,745)

NET INCREASE IN CASH AND CASH EQUIVALENTS	(203,289)	(114,426)

CASH AND CASH EQUIVALENTS, Beginning of Year	248,184	192,581

CASH AND CASH EQUIVALENTS, End of Period	$44,895	$78,155

(Dollar Amounts in Thousands)

Segment Information:	Three Months Ended
	April 2, 2005	April 3, 2004

Direct revenue	$229,381	$205,824
Retail revenue	97,214	90,535
Financial services revenue	22,916	16,447
Other revenue	1,078	1,111
Total revenue	$350,589	$313,917

Direct operating income	$28,539	$30,176
Retail operating income	4,695	11,346
Financial services operating income	11,389	6,650
Other operating income (loss)	(33,600)	(35,469)
Total operating income	$11,023	$12,703

As a percentage of total revenue:
Direct revenue	65.4%	65.6%
Retail revenue	27.7%	28.8%
Financial services revenue	6.6%	5.2%
Other revenue	0.3%	0.4%
Total revenue	100.0%	100.0%

As a percentage of segment revenue:
Direct operating income	12.4%	14.7%
Retail operating income	4.8%	12.5%
Financial services operating income	49.7%	40.4%
Total operating income	3.1%	4.0%

Financial Services Information:

The following table summarizes the results of the Company’s financial services segment on a GAAP basis. For credit card loans securitized and sold, the loans are removed from the Company’s balance sheet and the net earnings on these securitized assets after paying outside investors are reflected as a component of securitization income on a GAAP basis. Net interest income on a GAAP basis includes interest and fee income, interest expense and provision for loan losses from credit card receivables the Company owns. Non-interest income on a GAAP basis includes servicing income, gains on sales of loans and income recognized on retained interests for the entire securitized portfolio, as well as, interchange income on the entire managed portfolio.

(Dollar Amounts in Thousands)

Financial Services Revenue as reported in the Financial Statements:	Three Months Ended
	April 2, 2005	April 3, 2004

Interest and fee income	$4,156	$2,383

Interest expense	(823)	(762)
Net interest income	3,333	1,621

Non-interest income:
Securitization income	25,783	20,150
Other non-interest income	7,383	5,553
Total non-interest income	33,166	25,703
Less: Customer rewards costs	(13,583)	(10,877)

Financial Services revenue	$22,916	$16,447

“Managed” credit card loans represent credit card loans owned by the Company plus securitized credit card loans. Since the financial performance of the managed portfolio has a significant impact on the earnings received from servicing the portfolio, we believe the following table (see next page) on a “managed” basis is important information to analyze revenue in the financial services segment. The following non-GAAP presentation reflects the financial performance of the credit card loans receivable we own plus those that have been sold and includes the effects of recording the retained interest at fair value. Interest, interchange (net of customer rewards) and fee income on both the owned and securitized portfolio are recorded in their respective line items. Interest paid to outside investors on the securitized credit card loans is included with other interest costs and included in interest expense. Credit losses on the entire managed portfolio are included in provision for loan losses. Although our financial statements are not presented in this manner, management reviews the performance of the managed portfolio in order to evaluate the effectiveness of its origination and collection activities, which ultimately affects the income received for servicing the portfolio.

(Dollar Amounts in Thousands Except Other Data)

Managed Financial Services Revenue:	Three Months Ended
	April 2, 2005	April 3, 2004
Interest income	$22,869	$16,222
Interchange income, net of customer reward costs	9,689	8,019
Other fee income	4,583	3,649
Interest expense	(8,683)	(5,690)
Provision for loan losses	(5,335)	(4,810)
Other	(207)	(943)
Net managed financial services revenue	$22,916	$16,447

As a Percentage of Managed Credit Card Loans
Managed Financial Services Revenue
Interest income	9.1%	7.8%
Interchange income, net of customer reward costs	3.9%	3.9%
Other fee income	1.8%	1.8%
Interest expense	(3.5)%	(2.7)%
Provision for loan losses	(2.1)%	(2.3)%
Other	(0.1)%	(0.5)%
Net managed financial services revenue	9.1%	8.0%
Average reported credit card loans	$99,260	$71,008
Average managed credit card loans	$1,006,261	$828,113

Other Data:
Average Active Accounts	687,368	587,510
Average Account Balance	$1,464	$1,405

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